EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K of Oxford Industries, Inc. of our report dated October 8, 2004, and contained in the financial statements of Ben Sherman Limited for the year ended June 30, 2004. Our opinion and the financial statements that are being incorporated by reference have been audited in accordance with both UK generally accepted auditing standards and standards of the Public Company Oversight Board (United States) and have been prepared in accordance with UK generally accepted accounting principles (‘GAAP’). A reconciliation between UK GAAP and US GAAP is included in Note 23 to the financial statements.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Chartered Accountants and Registered Auditors
Belfast, Northern Ireland
October 8, 2004